                                                              EXHIBIT 11.1

                                             COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                                                (in thousands, except per share amounts)
                                                              (unaudited)

                                                             Quarter Ended
                                                       -----------------------
                                                        March 23,    March 25,
                                                          1996         1995
                                                       ----------   ----------
                                                       (12 weeks)   (12 weeks)

Earnings before extraordinary loss . . . . . . . .    $  76,490     $  64,476
Extraordinary loss . . . . . . . . . . . . . . . .       (1,084)       (5,336)
                                                      ---------     ---------

Net earnings . . . . . . . . . . . . . . . . . . .    $  75,406     $  59,140
                                                      =========     =========

PRIMARY <F1>
- ------------
Weighted average common and dilutive
   common equivalent shares:
     Common stock outstanding . . . . . . . . . . .      124,397      111,130
     Stock options. . . . . . . . . . . . . . . . .        5,800        3,862
                                                       ---------     --------
                                                         130,197      114,992
                                                       =========     ========
</TABLE

Primary earnings from continuing
   operations per share . . . . . . . . . . . . . .    $     .59     $    .56
Primary results of extraordinary loss per share . .         (.01)        (.05)
                                                       ---------     --------
Primary net earnings per share. . . . . . . . . . .    $     .58     $    .51
                                                       =========     ========

FULLY DILUTED <F1>
- ------------------
Weighted average common shares
   and all other dilutive securities:
     Common stock outstanding . . . . . . . . . . .      124,397      111,130
     Stock options. . . . . . . . . . . . . . . . .        6,214        4,379
     Convertible debt . . . . . . . . . . . . . . .                    10,707
                                                       ---------     --------
                                                         130,611      126,216
                                                       =========     ========

Fully diluted earnings from
   continuing operations per share <F2> . . . . . .    $     .59     $    .53
Fully diluted results of extraordinary
   loss per share . . . . . . . . . . . . . . . . .         (.01)        (.04)
                                                       ---------     --------
Fully diluted net earnings per share <F2> . . . . .    $     .58     $    .49
                                                       =========     ========


<F1>  The Convertible Junior Subordinated Notes issued in December
      1992 are not included in the computation of primary earnings per share for 1995 since they were not common stock equivalents. They are included in the fully diluted earnings per share calculation for the quarter ended March 25, 1995. The notes were converted into common stock on or before the redemption date of September 5, 1995.

 <F2> Earnings for 1995 used to calculate fully diluted earnings per share have been adjusted to reflect the tax effected interest expense of $1.8 million that would have been avoided in connection with the assumed conversion of the convertible debt issue as of the beginning of the year.